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                                                                 EXHIBIT 3(i)(B)

                           CERTIFICATE OF DESIGNATIONS
                                       of
                   SERIES E JUNIOR CONVERTIBLE PREFERRED STOCK
                                       of
                             EOS INTERNATIONAL, INC.

                 -----------------------------------------------
                         (Pursuant to Section 151 of the
                        Delaware General Corporation Law)
                 -----------------------------------------------

        Eos International, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the "Corporation"), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation as required by Section 151 of the General Corporation Law on December 10, 2002 at a meeting duly called and held:

        RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Corporation (hereinafter called the "Board of Directors") in accordance with the provisions of the Restated Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), the Board of Directors hereby creates a series of preferred stock, $0.01 par value, of the Corporation and hereby states the designation and number of shares, and fixes the relative rights, preferences, and limitations thereof as follows:

        Section 1. Designation and Amount. The shares of this series shall be designated as "Series E Junior Convertible Preferred Stock" (the "Series E Preferred Stock") and the number of shares constituting the Series E Preferred Stock shall be 1,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no increase shall be made after shares of Series E Preferred Stock have been issued and no decrease shall reduce the number of shares of Series E Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series E Preferred Stock. Certificates representing ownership in the Series E Preferred Stock shall contain a legend that the Series E Preferred Stock is mandatorily convertible into shares of Common Stock of the Corporation (the "Common Stock") as provided in Section 7. The rights of the holders of the Series E Preferred Stock shall be junior to and subordinate to the rights of the holders of the Series D Preferred Stock.

        Section 2. Dividends and Distributions. Subject to the rights of the holders of any shares of any series of preferred stock (or any other stock) ranking senior to the Series E Preferred Stock with respect to dividends, the holders of shares of Series E Preferred Stock shall be entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available for that purpose; provided, however, that holders of the Series E Preferred Stock shall be entitled to receive only such dividends as are granted to holders of the Common Stock for which

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purpose each share of Series E Preferred Stock shall be considered as 11,000 shares of Common Stock.

        Section 3. Voting Rights; Repurchase; Issuance of Other Securities. Except as required by law, holders of Series E Preferred Stock shall have the same voting rights as and will vote together with holders of the Common Stock. Each share of the Series E Preferred Stock shall be entitled to 11,000 votes. The Corporation shall have the right to issue preferred stock ranking senior to or on a parity with (either as to dividends or upon liquidation, dissolution or winding up) the Series E Preferred Stock without the vote or consent of the holders of Series E Preferred Stock.

        Section 4.      Certain Restrictions.

        (a) So long as any shares of the Series E Preferred Stock remain outstanding, the Corporation shall not redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series E Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire (a) shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (as to dividends and upon dissolution, liquidation or winding up) to the Series E Preferred Stock, or (b) shares of any such junior stock pursuant to the terms of compensation plans relating to officers, directors, employees or consultants of the Corporation or any of its Subsidiaries, or (c) shares of any such junior stock pursuant to the exercise of dissenters' rights or otherwise as required by law, or (d) fractional shares of any such junior stock in connection with any capital reorganization, or (e) shares used as consideration for the exercise of derivative securities issued by the Corporation.

        (b) The Corporation shall not permit any Subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

        Section 5. Reacquired Shares. Any shares of Series E Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of preferred stock and may be reissued as part of a new series of preferred stock subject to the conditions and restrictions on issuance set forth herein or in the Certificate of Incorporation, including any Certificate of Designations creating a series of preferred stock or any similar stock, or as otherwise required by law.

        Section 6. Liquidation, Dissolution or Winding Up. Upon the voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, the holders of shares of Series E Preferred Stock shall have a right prior to the payment of any amount to any class of preferred stock of the Corporation junior to the Series E Preferred Stock, and on a pro rata basis with any preferred stock of the Corporation on parity with (either as to dividends or upon liquidation, dissolution or winding up) the Series E Preferred Stock, to be paid for each share an amount (the "Liquidation Preference") equal to $0.01. If the assets of the Corporation are not sufficient to pay the full amount of the Liquidation Preference to all holders of shares of Series E Preferred Stock, the assets shall be distributed ratably among the holders of shares of Series E

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Preferred Stock according to the number of shares held by each. After payment in full of the Liquidation Preference to the holders of shares of Series E
Preferred Stock, the remaining assets of the Corporation shall be distributed among the holders of shares of Series E Preferred Stock, Common Stock and other securities junior to the Series E Preferred Stock, as set forth elsewhere in the Certificate of Incorporation.

        Section 7.      Mandatory Conversion.

        (a) All shares of Series E Preferred Stock shall become, automatically, without any action by the holders thereof, shares of Common Stock (the "Conversion") immediately upon the Corporation having a sufficient number of authorized and unissued and not otherwise issuable upon the exercise of outstanding warrants or options or upon conversion of other securities (other than conversion of the Series E Preferred Stock) shares of Common Stock sufficient to convert all shares of the Series E Preferred Stock into shares of Common Stock at the Exchange Ratio. For the purposes hereof, the "Exchange Ratio" shall mean the issuance of 11,000 shares of Common Stock for each share of Series E Preferred Stock.

        (b) Within two days following the date on which the Corporation has a sufficient number of authorized shares of Common Stock to convert all shares of the Series E Preferred Stock into shares of Common Stock at the Exchange Ratio, the Secretary of the Corporation will certify to such in the minutes of the Corporation (the "Certification"). Effective immediately upon the Certification, all shares of Series E Preferred Stock then outstanding shall be deemed converted to shares of Common Stock based on the Exchange Ratio. Within two days following the Certification and simultaneous Conversion, the Corporation shall issue a letter to all holders of the Series E Preferred Stock notifying such holders that the Series E Preferred Stock has been converted into Common Stock and the date of the Conversion.

        (c) Immediately upon the Conversion, all stock certificates representing ownership of Series E Preferred Stock shall be deemed to represent ownership in Common Stock, with the number of shares of Common Stock thereby represented to be determined in accordance with the Exchange Ratio. Following the Conversion, holders of Series E Preferred Stock may, but are not required to, submit certificates representing ownership in Series E Preferred Stock for certificates representing ownership in Common Stock. Upon the Conversion, no shares of Series E Preferred Stock shall remain outstanding.

        Section 8. No Right of Redemption. Holders of the Series E Preferred Stock shall have no right whatsoever to cause the Corporation to redeem all or any number of the outstanding shares of the Series E Preferred Stock at any time. The Corporation shall have no right whatsoever to redeem all or any number of the outstanding shares of the Series E Preferred Stock at any time.

        Section 9. Anti-Dilution Adjustment. In the event that the Corporation shall at any time or from time to time, after the issuance of shares of Series E Preferred Stock but prior to the Conversion, (w) make a dividend or distribution on the outstanding shares of Common Stock payable in Capital Stock,
(x) subdivide the outstanding shares of Common Stock into a larger number of shares, (y) combine the outstanding shares of Common Stock into a smaller number of shares or (z) issue any shares of its Capital Stock in a reclassification of the Common Stock

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(an "Event"), then, and in each such case, (I) the aggregate number of shares of
Common Stock which the holder would be entitled to receive upon the Conversion,
(II) the number of shares of Common Stock deemed held for each share of Series E Preferred Stock for purposes of Section 2 and (III) the number of votes per share of Series E Preferred Stock for purposes of Section 3 shall be adjusted (and any other appropriate actions shall be taken by the Corporation) so that such holder of Series E Preferred Stock shall be entitled to (X) receive upon Conversion the appropriate number of shares of Common Stock, (Y) the appropriate number of shares of Common Stock deemed held for purposes of Section 2 consistent with the determination made in clause (I), and (Z) the appropriate number of votes per share of Series E Preferred Stock for purposes of Section 3 consistent with the determination made in clause (I), which in each case shall reflect the occurrence of the Event. An adjustment made pursuant to this Section 9 shall become effective retroactively (x) in the case of any such dividend or distribution, to a date immediately following the close of business on the record date for the determination of holders of shares of Common Stock entitled to receive such dividend or distribution or (y) in the case of any such subdivision, combination or reclassification, to the close of business on the day upon which such corporate action becomes effective.

        Section 10.     Definitions.

                        (i) "Capital Stock" means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalent (however designated and whether voting or non-voting) of such Person's capital stock and any and all rights, warrants or options exchangeable for or convertible into such capital stock (but excluding any debt security whether or not it is exchangeable for or convertible into such capital stock).

                        (i)     "Person" means any individual, firm,
corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental body, or other entity of any kind.

                        (ii) "Subsidiary" of the Corporation means (a) any corporation, association or other business entity of which more than 50% of the Voting Power is held by the Corporation or a Subsidiary and (b) any partnership
(i) the sole general partner or the managing general partner of which is the Corporation or a Subsidiary of the Corporation or (ii) the only general partners of which are the Corporation or of one or more Subsidiaries of the Corporation (or any combination thereof).

                        (iii) "Voting Power" of a Person is deemed to be held by a second Person if shares or other interests of the first Person's capital stock or other interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof and to vote on matters generally submitted to a vote of equity holders is at the time owned or controlled, directly or indirectly, by the second Person or by one or more Subsidiaries of the second Person (or a combination thereof).

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        IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation this 19th day of December, 2002.

                                                  EOS INTERNATIONAL, INC.


                                                  By: /s/ PETER A. LUND
                                                      --------------------------
                                                      Name:  Peter A. Lund
                                                      Title: Chairman

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